Exhibit 99.3

                        [Letterhead of ACE Limited]

                                                                News
                                                                Release



FOR IMMEDIATE RELEASE

                             Investor Contact:   Helen Wilson
                                                 (441) 299-9283

                             Media Contact:      Linda Smith
                                                 (441) 299-9312


        ACE Limited Board of Directors Adopt Shareholder Rights Plan
        ------------------------------------------------------------


HAMILTON, Bermuda, May 7, 1999 -- ACE Limited (NYSE:ACL) announced today that its Board of Directors has adopted a shareholder rights plan.

Brian Duperreault, chairman, president and chief executive officer of ACE Limited said "The purpose of the shareholder rights plan is to protect the interests of our shareholders by encouraging potential buyers to negotiate directly with the Board and by providing the Board with the leverage to maximize shareholder value." Mr. Duperreault further stated that the adoption of the plan is not in response to any known effort to acquire control of the company.

Under the shareholder rights plan, each shareholder of record on June 1, 1999 will receive a distribution of one Right for each ordinary share of the company.

Initially, the Rights will be represented by the company's ordinary share certificates, will not be traded separately from the ordinary shares and will not be exercisable.

The Rights will become exercisable only if a person acquires, or announces a tender offer that would result in ownership of 15% or more of the company's ordinary shares, at which time each Right would enable the holder to buy one-thousandth of a share of the company's Series A preference stock at an exercise price of $150, subject to adjustment. Following the acquisition of




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15% or more of the company's ordinary shares, the holders of Rights (other than the acquiring person or group) will be entitled to purchase ordinary shares at half-price, and in the event of a subsequent merger or other acquisition of the company, to buy shares of common stock of the acquiring entity at one-half of the market price of those shares.

The company may redeem the Rights for $.01 per Right, subject to adjustment, at any time before the acquisition by a person or group of 15% or more of the company's ordinary shares. The Rights will expire on June 1, 2009.

The company will mail a summary of the shareholder rights plan to its shareholders. The company will also include the Rights Agreement between the company and the Rights Agent as an exhibit to its current report on Form 8-K to be filed with the Securities and Exchange Commission.

On January 12, 1999, ACE Limited announced it had agreed to acquire the international and domestic property and casualty insurance businesses of CIGNA Corporation for $3.45 billion in cash. The transaction, which is subject to receipt of necessary regulatory approvals and other customary closing conditions, is expected to be completed by July 1, 1999.

The ACE Group of Companies provides insurance and reinsurance for a diverse group of international clients. Operating subsidiaries are based in Bermuda, the United States, the United Kingdom (Lloyd's), and the Republic of Ireland. At March 31, 1999, ACE Limited had approximately $8.9 billion in assets and approximately $4.0 billion in shareholders' equity.


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